UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 19, 2012

EXCEL TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34698	27-1493212
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(Address of Principal Executive Offices, Including Zip Code)

(858) 613-1800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 19, 2012, Excel Trust, Inc., a Maryland corporation (the “Company”), through its operating partnership subsidiary, Excel Trust, L.P. (the “Operating Partnership”), completed the previously announced acquisition of five retail shopping centers and a 50% interest in a sixth retail shopping center located in Florida and Virginia. The aggregate purchase price for the acquisitions, excluding closing costs, was approximately $262.8 million.

Five of the shopping centers are located in Orange County, Florida. Of the Florida shopping centers, four comprise a total of approximately 215,497 square feet and are wholly-owned by the Operating Partnership, and one comprises approximately 103,767 square feet and is 50% owned by the Operating Partnership through a tenant-in-common interest, with an agreement to purchase the remaining 50% interest if certain approvals are obtained. Major tenants of the Florida shopping centers include Walgreens, CVS Pharmacy (two locations), Trustco Bank, Fifth Third Bank (two locations), Regions Bank, Bravo, Fleming’s, Cantina Laredo, Big Fin, JoS. A. Bank and Ruth’s Chris Steak House. The shopping centers are currently approximately 96% leased based on gross leasable area.

The sixth retail shopping center is located in Richmond, Virginia. The Virginia shopping center comprises approximately 385,897 square feet of retail and commercial space, with an additional 339 apartment units on the upper levels of the shopping center. Major tenants of the Virginia shopping center include Whole Foods, HomeGoods, REI, Wells Fargo, First Market Bank, Dave & Busters, Mimi’s Cafe, Kona Grill and Bonefish Grill. The retail portion of the shopping center is currently approximately 80% leased based on gross leasable area, with an additional 35,000 square feet entitled but not constructed. The apartments are currently approximately 98% leased based on units leased.

The Company funded the acquisitions with available cash, borrowings under its unsecured line of credit, 411,184 limited partnership units in the Operating Partnership (valued at $5.5 million) and $62.0 million in assumed mortgage debt. Approximately $50.0 million of the assumed debt bears interest at a rate of LIBOR plus 2.5% and matures in April 2013, and approximately $12.0 million bears interest at a rate of LIBOR plus 3.25% and matures in April 2015.

The foregoing description of the acquisitions does not purport to be complete and is qualified in its entirety by reference to the full text of the purchase agreements, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 hereto and are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On October 19, 2012, the Company issued a press release announcing the acquisitions referenced in Item 2.01 above. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in Item 7.01 of this report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements that are required to be filed pursuant to this item will be filed by amendment not later than 71 days following the due date of this report.

(b)	Pro Forma Financial Information.

The pro forma financial information that is required to be filed pursuant to this item will be filed by amendment not later than 71 days following the due date of this report.

(d)	Exhibits.

Exhibit	Description
10.1	Purchase and Sale Agreement and Joint Escrow Instructions, as amended, between Della Road Development, LLC and Excel Trust, L.P., dated October 9, 2012.
10.2	Purchase and Sale Agreement and Joint Escrow Instructions, as amended, among Lake Burden/Overstreet 1, LLC, Maguire Shoppes LLC, Maguire Shoppes II, LLC and Excel Trust, L.P., dated May 31, 2012.
10.3	Purchase and Sale Agreement and Joint Escrow Instructions, as amended, among West Broad Village III, LLC, West Broad Village V, LLC and Excel Trust, L.P., dated May 31, 2012.
10.4	Purchase and Sale Agreement and Joint Escrow Instructions, as amended, between Bay Hill Fountains, L.L.C. and Excel Trust, L.P., dated May 31, 2012.
99.1	Press Release issued by Excel Trust, Inc. on October 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2012	Excel Trust, Inc.

	By:	/S/ S. ERIC OTTESEN
S. Eric Ottesen General Counsel

EXHIBIT INDEX

Exhibit	Description
10.1	Purchase and Sale Agreement and Joint Escrow Instructions, as amended, between Della Road Development, LLC and Excel Trust, L.P., dated October 9, 2012.
10.2	Purchase and Sale Agreement and Joint Escrow Instructions, as amended, among Lake Burden/Overstreet 1, LLC, Maguire Shoppes LLC, Maguire Shoppes II, LLC and Excel Trust, L.P., dated May 31, 2012.
10.3	Purchase and Sale Agreement and Joint Escrow Instructions, as amended, among West Broad Village III, LLC, West Broad Village V, LLC and Excel Trust, L.P., dated May 31, 2012.
10.4	Purchase and Sale Agreement and Joint Escrow Instructions, as amended, between Bay Hill Fountains, L.L.C. and Excel Trust, L.P., dated May 31, 2012.
99.1	Press Release issued by Excel Trust, Inc. on October 19, 2012.